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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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135 North Church Street, Spartanburg, South Carolina 29306

                        April 9, 2010

Dear Stockholder:

        You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Advance America, Cash Advance Centers, Inc., to be held at our corporate headquarters at 135 North Church Street, Spartanburg, South Carolina 29306, on Thursday, May 20, 2010, at 9:00 a.m. Eastern Time.

        Your Board of Directors and Management look forward to personally greeting those stockholders able to attend and answering questions you may have about the Company.

        At the meeting, in addition to electing ten directors, your Board of Directors is asking you to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. These proposals are fully set forth in the accompanying Notice and Proxy Statement, which you are urged to read thoroughly. For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote "FOR" both proposals.

        It is important that your shares are represented and voted at the meeting, whether or not you plan to attend. Because brokers are no longer permitted to vote your shares for non-routine matters, such as the election of directors, it is even more important that you vote your shares and ensure your shares are represented and voted at the meeting. Accordingly, we ask that you mark, sign, date, and mail the enclosed Proxy in the envelope provided, or follow the instructions provided to vote your shares by phone or via the internet.

Sincerely,

William M. Webster IV Chairman of the Board

135 North Church Street, Spartanburg, South Carolina 29306

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2010

        You are cordially invited to attend the 2010 Annual Meeting of the Stockholders of Advance America, Cash Advance Centers, Inc., to be held at our corporate headquarters at 135 North Church Street, Spartanburg, South Carolina 29306, on Thursday, May 20, 2010, at 9:00 a.m. Eastern Time, for the following purposes:

  1.
  To elect the ten directors of the Company identified in the accompanying Proxy Statement to serve one-year terms.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2010.

  3.
  To transact any other business that may properly be presented at the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on March 26, 2010, are entitled to receive notice of the meeting and to vote at the meeting or any adjournment thereof. A list of those stockholders will be available for examination during normal business hours for a period of 10 days prior to the meeting. Any stockholder may examine the list, for any purpose relevant to the meeting, at our offices at 135 North Church Street, Spartanburg, South Carolina 29306.

        A Proxy Statement and a proxy card solicited by our Board of Directors are enclosed with this notice. It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you plan to attend the meeting in person, we urge you to mark, date, and sign the enclosed proxy card and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. You also may vote by phone or internet. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

        This Notice, the Proxy Statement, and the 2009 Annual Report to Stockholders are also available to be viewed and downloaded on the internet at http://investors.advanceamerica.net/sec.cfm.

W. Thomas Newell Secretary

Spartanburg, South Carolina
April 9, 2010

YOU ARE URGED TO MARK, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT
PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2010

        Our Board of Directors is soliciting proxies for the 2010 Annual Meeting of Stockholders and any postponement or adjournment of that meeting. The purpose of the Annual Meeting is to:

  1.
  Elect the ten directors of the Company identified in this Proxy Statement to serve one-year terms.

  2.
  Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2010.

  3.
  Transact any other business that may properly be presented at the meeting or any adjournment thereof.

        The meeting is to be held at our corporate headquarters at 135 North Church Street, Spartanburg, South Carolina 29306, at 9:00 a.m., Eastern Time, on May 20, 2010. If your proxy is properly executed and returned in a timely manner, it will be voted at the meeting according to the directions you provide. If you return your proxy but do not provide any direction, your proxy will be voted in favor of electing as directors the nominees named in this Proxy Statement and ratifying the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2010. Your shares will also be voted on any other matters properly presented for a vote in accordance with the judgment of the persons acting under the proxies. You have the power to revoke your proxy at any time before it is voted, either in person at the meeting, by providing written notice to the Secretary of Advance America, Cash Advance Centers, Inc., or by delivering a properly executed, later-dated proxy.

        Our principal executive offices are located at 135 North Church Street, Spartanburg, South Carolina 29306 and our telephone number is 864-515-5600. If you plan to attend the meeting and vote in person and you need directions to our corporate headquarters, you may contact us at the above phone number. Voting instructions will be provided at the meeting.

        This Proxy Statement is dated April 9, 2010, and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words "Advance America," "Company," "we," "our," and "us" refer to Advance America, Cash Advance Centers, Inc. together with its subsidiaries.

SHARES OUTSTANDING AND VOTING RIGHTS

        Only stockholders of record at the close of business on March 26, 2010 are entitled to vote at our Annual Meeting of Stockholders. The only outstanding voting stock of the Company is our common stock, par value $.01 per share (the "Common Stock"), of which 62,181,397 shares were outstanding as of the close of business on March 26, 2010. Each share of Common Stock is entitled to one vote.

        The ten nominees who receive the highest number of affirmative votes will be elected as directors. For this purpose, only the affirmative votes from the holders of the shares of the Common Stock that are present in person or represented by proxy and entitled to vote at the meeting will be counted. In general, stockholder approval of any other matter requires the affirmative vote of the holders of a majority of the shares of the Common Stock that are present in person or represented by proxy and entitled to vote at the meeting. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention from voting on a matter has the same legal effect as a vote against that matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, except as a result of our majority voting policy for the election of directors, have no effect other than to reduce the number of affirmative votes needed to approve a proposal. An automated system will be used to tabulate the votes.

        In 2007, our Board of Directors adopted a majority voting policy pursuant to which any nominee in an uncontested election of directors who receives a greater number of votes "withheld" from his or her election than votes "for" that election is required to offer his or her resignation within 30 days following certification of the final stockholder vote. Our Nominating and Corporate Governance Committee would then promptly consider the offer of resignation and recommend to our full Board of Directors whether to accept it. For more information about this policy, see "Corporate Governance—Policy Regarding Majority Election of Directors."

PROPOSAL NO. 1—ELECTION OF OUR BOARD OF DIRECTORS

        Ten directors are to be elected at the annual meeting of stockholders. On March 15, 2010, Mr. Stephen K. Benjamin resigned from our Board of Directors for personal reasons. Also on March 15, 2010, in accordance with our Amended and Restated Bylaws, our Board of Directors increased the number of directors from nine to ten. We have designated the persons named below as nominees for election as directors. If elected, they will serve until our 2011 Annual Meeting of Stockholders. All of the nominees currently serve as directors as of the date of this Proxy Statement.

        Unless you otherwise instruct us, your properly executed proxy that is returned in a timely manner will be voted for the election of these ten nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may reduce the number of directors to be elected.

        Biographical information concerning our ten nominees is presented below.

        William M. Webster IV, age 52, co-founded our Company with Mr. George D. Johnson, Jr., the former Chairman of our Board of Directors. Mr. Webster currently serves as Chairman of our Board of Directors. Mr. Webster served as Vice Chairman of our Board of Directors from August 2005 until his election as Chairman in August 2008. He served as our Chief Executive Officer from our inception through August 2005, and served as Chairman of our Board of Directors from January 2000 until July 2004, when Mr. Johnson was elected to serve as our Chairman. From May 1996 to May 1997, Mr. Webster served as Executive Vice President of Education Management Corporation and was responsible for corporate development, human resources, management information systems, legal affairs, and government relations. From October 1994 to October 1995, Mr. Webster served as Assistant to the President of the United States and Director of Scheduling and Advance. Mr. Webster served as Chief of Staff to U.S. Department of Education Secretary Richard W. Riley from January 1993 to October 1994. From November 1992 to January 1993, Mr. Webster was Chief of Staff to Richard W. Riley as part of the Presidential Transition team. From 1983 to 1992, Mr. Webster served as President of Carabo, Inc., which owned and operated 27 Bojangles Chicken and Biscuit restaurants in South Carolina. Mr. Webster currently serves as a director of LKQ Corporation and of Golub Capital BDC LLC, where he is the chairperson of the Audit Committee and the Nominating and Corporate Governance Committee. We believe Mr. Webster is qualified to serve on our Board of Directors because of his extensive operational experience with our Company, and his knowledge of our industry and regulatory experience.

        Robert H. Chapman, III, age 58, has served as a director since July 2004. Since December 2003, Mr. Chapman has served as the Chairman of the board of directors and Chief Executive Officer of Inman Mills, a textile manufacturer. Prior to becoming its Chief Executive Officer, Mr. Chapman served as the President and Treasurer of Inman Mills from January 1991 to December 2003. Since

November 2003, Mr. Chapman has served as the Chief Executive Officer of B2B Media, Inc., an advertising and marketing company. Mr. Chapman also serves as Chairman of the Board of Directors of B2B Media, Inc. Mr. Chapman currently serves as a director of Tuscarora Yarns, Inc. and Sage Automotive Interiors, Inc. He formerly served as a director of Fabtech Industries and as a member of the South Carolina Advisory Board of Liberty Mutual Insurance Company. We believe Mr. Chapman is qualified to serve on our Board of Directors because of his extensive management and operational experience.

        Tony S. Colletti, age 57, has served as a director since January 2009. Mr. Colletti is the founder and owner of Colletti & Associates, a public affairs consulting company. Mr. Colletti was also formerly an employee of Multistate Associates Incorporated, a state and local government relations services company ("Multistate"), which provides government relations and outsourced management services to the Community Financial Services Association of America ("CFSA"), the primary national trade association for the payday cash advance services industry. Through Multistate, Mr. Colletti served as an executive vice president of the CFSA from 2004 through 2007. Prior thereto, Mr. Colletti was the General Counsel and Senior Vice President of Check Into Cash, Inc. from 2001 to 2004. Mr. Colletti previously was engaged in the private practice of law. We believe Mr. Colletti is qualified to serve on our Board of Directors because of his extensive regulatory and legal experience and his knowledge of our industry.

        Kenneth E. Compton, age 57, has served as our President and Chief Executive Officer since August 2005 and as one of our directors since December 2005. From February 1992 to February 2005, Mr. Compton was President of the Global Automotive Group for Milliken & Company, an international textile and chemical manufacturer headquartered in Spartanburg, South Carolina. In this capacity, Mr. Compton was responsible for the management and operations of multiple manufacturing facilities worldwide. From June 1974 to February 1992, Mr. Compton served Milliken & Company in various management positions. Mr. Compton currently serves on the board of directors for Spartanburg Regional Hospital System. We believe Mr. Compton is qualified to serve on our Board of Directors because of his extensive management, strategic, and operational experience and his experience with our Company.

        Gardner G. Courson, age 62, has served as a director since March 2010. Mr. Courson is an attorney practicing complex business litigation, and has been the Managing Director of the Litigation and Compliance practice group of FSB Legal Counsel, a Fisher Broyles LLC, since February 2009. From October 2007 through January 2009, Mr. Courson worked as an independent legal consultant assisting corporations involved in complex litigation assess strategies, costs, and work plans. From August 2004 through September 2007, Mr. Courson was the Vice-President and General Counsel of Tyco Fire & Security, a $12 billion global manufacturing, sales and service organization, and a division of Tyco International. Prior to 2004, Mr. Courson served as Vice President and Deputy General Counsel, Litigation of Tyco International (U.S.). We believe Mr. Courson is qualified to serve on our Board of Directors because of his extensive strategic and legal experience.

        Anthony T. Grant, age 51, has served as a director since March 2010. Mr. Grant is the co-founder of Grant Business Strategies, Inc., a financial and strategic advisory firm focusing on middle-market, non-profit, and small companies, and has served as its Chief Executive Officer since December 2001. In this capacity, Mr. Grant is responsible for assisting clients with business development and financial analysis, as well as the underwriting, structure, and placement of debt. Prior to 2001, Mr. Grant served in various management positions in the North and South Carolina banking groups for Bank of America. Mr. Grant was also president of a nationwide professional banking group within Bank of America which managed the business and private banking of a segment of high net worth clients. We believe Mr. Grant is qualified to serve on our Board of Directors because of his extensive financial, operational, and management experience.

        Thomas E. Hannah, age 71, has served as a director since July 2004. Since September 1999, Mr. Hannah has served as the President and Chief Executive Officer of USLC, Southport Sourcing, a manufacturer of garments in Central America. Mr. Hannah currently serves on the board of directors of Carolina Dye Works. We believe Mr. Hannah is qualified to serve on our Board of Directors because of his extensive management and operational experience.

        Donovan A. Langford, III, age 59, has served as a director since December 2005. Mr. Langford is a CPA and has been vice president of WMX, Inc., a management consulting firm, since 1994. From 1990 to 1993, Mr. Langford was the chief financial officer and vice president of finance, administration, and distribution of the textbook publisher, Scott Foresman. He also was controller of The Field Corporation from 1986 to 1990, and worked for Arthur Andersen & Co. from 1973 to 1986. Mr. Langford serves as a director of three special purpose entities of Harley-Davidson Financial Services, Inc. and as a director of Home Access Health Corporation. He also is chairman of the board of directors of USRowing, the national governing body for the sport of rowing. Mr. Langford formerly served as a director of InterOcean Financial Group. We believe Mr. Langford is qualified to serve on our Board of Directors because of his extensive financial and accounting experience, as well as his management and operational experience.

        J. Patrick O'Shaughnessy, age 44, has served as our Executive Vice President, Chief Financial Officer and as one of our directors since August 2007. Prior to joining the Company, Mr. O'Shaughnessy worked as an investment banker focusing on financing and merger and acquisition transactions, with a concentration in the consumer and industrial services industries. Mr. O'Shaughnessy was a partner at Thomas Weisel Partners from 2004 through 2006. From 1994 to 2000, he was in the investment banking department at Donaldson, Lufkin & Jenrette Securities Corporation and from 2000 until 2002 with Credit Suisse First Boston after its acquisition of Donaldson, Lufkin & Jenrette. From 1992 to 1994 he was in the investment banking department of Kidder, Peabody & Company. Mr. O'Shaughnessy was a private investor during the periods between 2003 and 2004 and immediately prior to joining the Company. We believe Mr. O'Shaughnessy is qualified to serve on our Board of Directors because of his extensive financial and strategic experience in a variety of consumer and industrial services industries, and his experience with our Company.

        W. Olin Nisbet, age 45, has served as a director since July 2004. Mr. Nisbet is a founding partner of Lions Gate Capital, LLC, an investment management company, and has served as a Portfolio Manager since the firm's inception in 2004. From 2002 to 2004, Mr. Nisbet served as an Analyst for Porter, Felleman, Inc., an investment management company. From 1992 to 2001, Mr. Nisbet was employed by Morgan Stanley's Investment Banking Department, most recently as an Executive Director. Mr. Nisbet currently serves on the board of directors of Starlite Media, LLC. We believe Mr. Nisbet is qualified to serve on our Board of Directors because of his extensive strategic and financial experience.

We recommend that you vote "FOR" the election of each of the nominees for director.

PROPOSAL NO. 2—APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors has selected the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2010, subject to your ratification. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since the formation of our Company and also has provided non-audit services from time to time.

        We are not required to submit the appointment of our independent registered public accounting firm to a vote of our stockholders. However, the Audit Committee has recommended that our Board of Directors submit this matter to our stockholders as a matter of good corporate practice. If our stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain

PricewaterhouseCoopers LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Audit Fees

        Fees and expenses for professional services related to the audits of our consolidated financial statements, including review of our quarterly financial statements, for the years ended December 31, 2009 and 2008 were approximately $1,273,000 and $1,328,000, respectively.

Audit-Related Fees

        Fees and expenses billed to us for assurance and related services performed during the years ended December 31, 2009 and 2008 were approximately $27,500 and $27,550, respectively. Audit-related fees billed to us for services performed during 2009 and 2008 represent fees and expenses related to the audit of our employee benefit plan for the years ended December 31, 2008 and 2007, respectively.

Tax Fees

        Fees and expenses billed to us for services rendered during the year ended December 31, 2009 related to federal and state tax compliance and research and international tax compliance and research were approximately $372,400 and $67,600, respectively. Fees and expenses billed to us for services rendered during the year ended December 31, 2008 related to federal and state tax compliance and research and international tax compliance and research were approximately $380,500 and $105,100, respectively.

All Other Fees

        Fees and expenses billed to us for all other services performed during the years ended December 31, 2009 and 2008 were $1,590 and $1,590, respectively. These fees and expenses were for a subscription to research services.

        All audit and non-audit services provided by PricewaterhouseCoopers LLP are pre-approved by the Audit Committee on a case-by-case basis, which considers whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm's independence. All of the non-audit services provided by our independent registered public accounting firm in 2009 were pre-approved in accordance with this policy.

        It is expected that representatives of PricewaterhouseCoopers LLP will be available at the annual meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the annual meeting, although they will have the opportunity to do so.

We recommend that you vote "FOR" ratification of the appointment of
PricewaterhouseCoopers LLP as independent registered public accounting firm for 2010.

OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING

        We know of no matters to be brought before our annual meeting other than those described above. If any other business should properly come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in their discretion in accordance with their best judgment on that matter, unless they are directed by proxy to do otherwise.

 CORPORATE GOVERNANCE

        We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, implementing and meeting legal standards, and assuring compliance with these responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Sarbanes-Oxley Act of 2002 establishes, or provides the basis for, a number of corporate governance standards and disclosure requirements. In addition, we adhere to the New York Stock Exchange ("NYSE") corporate governance and listing requirements. Our Board of Directors has initiated actions and established measures consistent with these responsibilities and standards. For example:

  •
  We have adopted a set of Corporate Governance Guidelines, including specifications for director qualification, responsibility, selection, evaluation, and retirement age, board committees and composition, and selection and evaluation of our Chief Executive Officer.

  •
  We have adopted a Code of Ethics for our Chief Executive Officer, President, and Senior Financial Officers, violations of which are to be reported to our Chief Compliance Officer or any member of our Audit Committee.

  •
  We operate under an omnibus Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to addressing conflicts of interest.

  •
  We comply with and operate in a manner consistent with prohibitions against extensions of credit in the form of a personal loan to or for our directors and executive officers.

        You can access all of our current committee charters, Corporate Governance Guidelines, and Code of Ethics under the "Corporate Governance" section of the "Investor Relations" tab of our website at http://www.advanceamerica.net. This information is also available in print to any stockholder that requests it.

Board Leadership Structure

        Our Corporate Governance Guidelines permit our Chief Executive Officer to concurrently serve as the Chairman of our Board of Directors. We have chosen to separate the two positions, however, with Mr. Compton serving as our Chief Executive Officer and Mr. Webster serving as our Chairman. We believe that separating the positions allows for greater independent oversight of management by the Board of Directors. In addition, we believe that the separation allows our Chief Executive Officer to focus on managing our operations while allowing our Chairman to focus on leading our Board of Directors.

Role of Board of Directors in Our Risk Management Processes

        We have processes and structures in place to manage our key strategic, financial, operational, corporate governance, and ethics compliance risks. Our entire Board of Directors is responsible for monitoring and evaluating the risks we face. Specifically, we use the following risk management processes:

  •
  Financial Risks—our Board of Directors, with assistance and guidance from our Audit Committee, regularly reviews reports of our key financial information in sufficient detail as to allow the members of the Board of Directors to monitor our financial performance;

  •
  Organizational Structure—our Board of Directors performs an annual review of our organizational structure and, with assistance and guidance from our Audit Committee, our financial reporting and information systems. This review focuses on:

  •
  Organizational structure in light of our objectives, strategies, and future plans;

    •
    Responsibility and delegation of authority;

    •
    Segregation of responsibilities for initiating and recording transactions and maintaining custody of assets; and

    •
    Communication flow within the Company.

  •
  Management Risk Assessment—our Board of Directors periodically reviews the risk assessment and risk management activities of our management; and

  •
  Corporate Governance and Ethics—our Board of Directors periodically reviews and considers our policies and procedures regarding corporate governance, ethics, and our Code of Business Conduct and Ethics.

Independent Directors

        Our Board of Directors annually reviews the relationships that each director has with us (directly or as a partner, stockholder, or officer of an organization that has a relationship with us, and other than in his or her capacity as a director) to determine if such relationships, if any, are material under the independence test of the NYSE rules. Prior to each annual review, all directors provide the Nominating and Corporate Governance Committee information regarding their relationships with us. Following each annual review, only those directors whom the Board of Directors affirmatively determines have no material relationship with us and who meet the standard of independence prescribed under the listing standards of the NYSE or under applicable law are deemed to be "independent." In the event that a director becomes aware of any change in circumstances that may result in that director no longer being considered independent, that director is obligated to promptly inform the chairperson of the Nominating and Corporate Governance Committee.

  •
  The Board of Directors has determined that Messrs. Chapman, Courson, Grant, Hannah, Langford, and Nisbet, constituting a majority of our directors, are "independent" under the applicable rules of the NYSE and have no material relationship with us. In reaching this conclusion, the Board of Directors considered (i) the lease of office space by Mr. Hannah's employer from an entity controlled by Mr. George D. Johnson, Jr., the former Chairman of our Board of Directors, with total lease payments of less than $40,000 in each of our last three fiscal years, (ii) the employment of Mr. Langford as chief financial officer of WMX, Inc., a company owned by an individual who owns approximately 6% of our common stock, (iii) our charitable contributions of approximately $53,000 in each of the last three fiscal years to The Arts Partnership of Greater Spartanburg and its Chapman Cultural Center, for which Mr. Chapman served as a director until June 2008 and for which Mr. Hannah's wife currently serves as a director, (iv) our charitable contributions to the Spartanburg YMCA for which Mr. Chapman and Mr. Hannah serve as directors and for which Mr. Compton formerly served as director, which contributions totaled approximately $500 in each of our last two fiscal years, and (v) our payments directly to Mr. Courson and to Mr. Courson's law firm for legal services rendered in 2009 in the aggregate an amount of approximately $30,000 and an accrual of approximately $25,000 for legal services rendered in January 2010.

  •
  Our non-management Directors hold formal "executive session" meetings, which are separate from management, on a regularly scheduled basis and at least twice per year. Mr. Hannah, as the chairperson of the Nominating and Corporate Governance Committee (the "Lead Non-Management Director"), presides at these executive sessions. In the absence of the Lead Non-Management Director, another non-management director designated by the non-management directors presides at these executive sessions.

Meetings and Committees of the Board of Directors

        Our Board of Directors has established three separately designated standing committees. They are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The functions and membership of each Committee are described below. In addition, if required, we may establish temporary special committees of the Board of Directors or a designated standing committee.

        During 2009, our Board of Directors held nine meetings. All of our directors attended each meeting during 2009, except for Mr. Benjamin and Mr. Chapman, who each missed two meetings, and Mr. Compton, Mr. Webster, and Mr. Hannah, who each missed one meeting. Our Board of Directors also acted by unanimous written consent four times. During 2009, the Audit Committee held twelve meetings and acted by unanimous written consent two times, the Compensation Committee met six times and acted by unanimous written consent one time, and the Nominating and Corporate Governance Committee met four times and acted by unanimous written consent one time. In addition, our Board of Directors formed a special committee in 2008 for the purpose of reviewing the circumstances relating to an investigation by the U.S. Securities and Exchange Commission ("SEC") into alleged insider trading in our Common Stock by third parties. This special committee met nine times during 2009. In 2009, no director participated in less than 75% of the aggregate of all meetings of the Board of Directors and all meetings of committees of the Board of Directors on which that director served. Pursuant to our Corporate Governance Guidelines, it is expected that each director will attend the Company's annual meeting of stockholders and that a director who is unable to attend will notify the Chairman of the Board in advance. In 2009, all of our directors attended the Company's annual meeting of stockholders.

  Audit Committee

        Our Board of Directors has established an Audit Committee to assist the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of the independent registered public accounting firm and our internal audit function, and our risk assessment and risk management. The duties of the Audit Committee include:

  •
  appointing, evaluating, and determining the compensation of our independent registered public accounting firm;

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  reviewing and approving the scope of our annual audit, the audit fee, and our financial statements;

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  reviewing our disclosure controls and procedures, our internal control over financial reporting, our internal audit function, and our corporate policies with respect to financial information;

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  reviewing other risks that may have a significant impact on our financial statements;

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  preparing the Audit Committee report for inclusion in our annual proxy statement;

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  maintaining procedures for the receipt, retention, and treatment of complaints regarding our accounting and auditing matters;

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  evaluating annually the Audit Committee charter; and

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  evaluating annually the Audit Committee's performance.

        The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding for, outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties. PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee. Our internal audit group reports periodically throughout the year directly to the Audit Committee.

        The Audit Committee currently consists of Messrs. Langford, Chapman, and Nisbet, with Mr. Langford serving as Chairman. All of the Audit Committee members satisfy the independence and financial literacy requirement of the NYSE. Our Board of Directors has determined that Mr. Langford satisfies the requirements for accounting or related financial management expertise under the NYSE rules and is an "audit committee financial expert" under the rules and regulations of the SEC.

        The Audit Committee operates under a written charter, a copy of which is available under the "Corporate Governance" section of the "Investor Relations" tab of our website at http://www.advanceamerica.net. The Audit Committee also has adopted Procedures Established by the Audit Committee for Receipt, Retention, and Treatment of Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee.

  Compensation Committee

        Our Compensation Committee discharges our Board of Directors' responsibilities relating to compensation of our Chief Executive Officer and other executive officers, produces a report for inclusion in our annual proxy statement, and provides general oversight of our overall compensation structure, including our equity compensation plans and benefit programs.

        The members of the Compensation Committee are Mr. Chapman, as Chairman, and Messrs. Hannah, and Nisbet. All members of the Compensation Committee meet the appropriate tests for independence established by the SEC and the NYSE. All of the Compensation Committee members possess experience in dealing with compensation matters. Mr. Chapman, as Chairman and Chief Executive Officer of Inman Mills, and Mr. Hannah, as President and Chief Executive Officer of USLC, Southport Sourcing, and in other supervisory capacities during their careers, have managed compensation matters in the normal course of business. Mr. Nisbet, as a managing member of Lions Gate Capital, LLC, is familiar with compensation issues concerning various industries in the normal course of his business.

        The Compensation Committee operates under a written charter, which may be found under the "Corporate Governance" section of the "Investors Relations" tab of our website at http://www.advanceamerica.net. The Compensation Committee's charter outlines the specific duties and responsibilities of the Compensation Committee, which include:

  •
  reviewing and recommending amendments to, if appropriate, our executive compensation plans;

  •
  reviewing and approving the goals and objectives relevant to executive officer compensation plans;

  •
  evaluating individual and Company performance to determine the compensation of our CEO and other executive officers in accordance with the goals and objectives of the executive compensation plans;

  •
  reviewing and amending, if appropriate, our equity compensation plans (subject to stockholder approval, if required);

  •
  reviewing and approving any severance or termination agreements to be made with any executive officer; and

  •
  evaluating annually the Compensation Committee's charter and performance.

        The charter authorizes the Compensation Committee to retain, at our expense, independent counsel or other consultants or advisers as the Compensation Committee deems necessary regarding matters, such as investigations and studies that are within the Compensation Committee's scope of responsibilities. The Compensation Committee has the sole authority to retain or terminate any compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the consultant's fees and other retention terms. As described below under "Compensation Advisor Engaged by the Committee," the Compensation Committee engaged Ernst & Young, LLP to perform compensation advisory services from 2006 through July 2008. From August 2008 through April 2009, the Compensation Committee engaged Hay Group, Inc. to perform compensation advisory services. In June 2009, the Compensation Committee engaged Towers, Perrin, Forster & Crosby, Inc., a predecessor to Towers Watson & Co., to perform compensation advisory services and continues to use these services.

  Compensation Committee Interlocks and Insider Participation

        None of the current or former members of the Compensation Committee is or has ever been one of our officers or employees. No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee currently consists of Mr. Hannah, as Chairman, and Messrs. Courson and Langford. All members of the Nominating and Corporate Governance Committee meet the appropriate tests for independence. The Nominating and Corporate Governance Committee operates under a written charter that governs its duties and standards of performance, a copy of which may be found under the "Corporate Governance" section of the "Investors Relations" tab of our website at http://www.advanceamerica.net.

        The Nominating and Corporate Governance Committee's responsibilities include:

  •
  identifying and recommending to our Board of Directors individuals qualified to serve as our directors and as members of committees of the Board of Directors, including persons suggested by our stockholders or others;

  •
  reviewing annually our corporate governance principles;

  •
  advising our Board of Directors with respect to the structure and membership of other committees of our Board of Directors;

  •
  reviewing annually director compensation;

  •
  overseeing the annual self-evaluations of our Board of Directors and its committees; and

  •
  evaluating annually the Nominating and Corporate Governance Committee charter and the committee's performance.

Selection of Directors

        Our Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders. Our Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending to our Board of Directors candidates for membership on our Board of Directors. With respect to incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews those directors' overall service to the Company during their term, including their level of participation, quality of performance, and any transactions by those directors with the Company during their term. With respect to new director candidates, the Nominating and Corporate Governance Committee first determines whether the nominee meets the NYSE and

SEC standards of independence and then determines whether the candidate meets our criteria for membership on our Board of Directors, given the composition and needs of the Board of Directors at that time. The Committee uses its network of contacts to obtain the names of potential candidates, and may also engage, if it deems appropriate, a professional search firm. Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not alter the manner in which it evaluates candidates, including the minimum criteria set forth below under the heading "Board of Directors Membership Criteria," based on whether the candidate was recommended by a stockholder or was identified by some other means.

        To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information: (1) the name of the stockholder and evidence of that person's ownership of Company stock; and (2) the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company, and the candidate's consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board of Directors. The stockholder recommendation and information described above must be sent to the Corporate Secretary of the Company at 135 North Church Street, Spartanburg, South Carolina 29306.

        The Nominating and Corporate Governance Committee will accept stockholder recommendations of director candidates throughout the year; however, in order for a recommended candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Corporate Secretary of the Company not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of stockholders.

Board of Directors Membership Criteria

        At a minimum, a nominee for director must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the oversight of the business and affairs of our Company by our Board of Directors, and have a reputation for honest and ethical conduct in his or her professional and personal activities. Nominees for Director are selected on the basis of, among other appropriate factors, experience, knowledge, skills, expertise, diversity of backgrounds, character, business judgment, integrity, ability to make independent analytical inquiries, understanding of our Company's business environment, and willingness and ability to devote adequate time and effort to the responsibilities of our Board of Directors. The Nominating and Corporate Governance Committee is responsible for assessing the appropriate balance of criteria required of members of our Board of Directors. While our Board of Directors does not have a specific policy with regard to the consideration of diversity in identifying director nominees, diversity of backgrounds, knowledge, and expertise are all factors that the Nominating and Corporate Governance Committee, as well as the full Board of Directors, take into account when evaluating candidates for membership on the Board of Directors.

Policy Regarding Majority Election of Directors

        Our Board of Directors has adopted a policy that provides that in an uncontested election of directors (that is, an election in which the only nominees are those recommended by our Board of Directors), any nominee who receives a greater number of votes "withheld" from his or her election than votes "for" that election (a "Withheld Director") should tender his or her resignation within 30 days following certification of the final stockholder vote.

        The Nominating and Corporate Governance Committee, excluding any Withheld Director, would promptly consider that resignation and recommend to our Board of Directors whether it should be accepted. In making its recommendation to our Board of Directors, the Nominating and Corporate

Governance Committee may consider possible remedies in addition to accepting the resignation, including alternatives for curing the underlying cause of the "withheld" votes, if known. In reaching its decision, the Nominating and Corporate Governance Committee may consider any factors it deems relevant, including, without limitation, (i) any stated reasons why stockholders "withheld" votes for election of the Withheld Director; (ii) the length of service and qualifications of the Withheld Director; (iii) the Withheld Director's past and expected future contributions to the Company; (iv) the overall composition of the Board of Directors; (v) whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NYSE listing requirements and federal securities laws; and (vi) whether the resignation of the Withheld Director could trigger any change of control or similar provisions under any contract by which we are bound or under any of our benefit plans, and the potential impact of that event.

        Our Board of Directors, excluding any Withheld Director, would act on the recommendation of the Nominating and Corporate Governance Committee within 90 days following certification of the final stockholder vote. Our Board of Directors would consider the factors considered by the Nominating and Corporate Governance Committee and any additional information and factors that our Board of Directors believed to be relevant to the best interests of the Company and its stockholders. To the extent that one or more Withheld Directors' resignations are accepted by our Board of Directors, the Nominating and Corporate Governance Committee will recommend to our Board of Directors whether to fill that vacancy or vacancies or reduce the size of our Board of Directors.

Communicating with Directors

        Any interested party desiring to communicate with any director (including the Lead Non-Management Director and the other non-management directors) regarding the Company may directly contact that director by submitting communications in writing to the director or directors in care of the Corporate Secretary, Advance America, Cash Advance Centers, Inc., 135 North Church Street, Spartanburg, South Carolina 29306. All communications received in this manner will be screened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a bona fide message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the office of the Corporate Secretary will make sufficient copies of the contents to send a copy of the contents to each director who is a member of the group or committee to which the communication is addressed.

 REPORT OF THE AUDIT COMMITTEE

        In accordance with the rules promulgated by the SEC, the information included under the caption "Report of the Audit Committee" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Report of the Audit Committee

        The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by the NYSE.

        The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of Advance America's financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and representatives of PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2009. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management's report on its assessment of the effectiveness of the Company's internal control over financial reporting as well as the independent registered public accounting firm's report on the effectiveness of the Company's internal control over financial reporting. Management's Report on Internal Control over Financial Reporting is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

        The Audit Committee met privately with representatives of PricewaterhouseCoopers LLP, and discussed issues deemed significant by the auditors, including those required by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the Public Company Accounting Oversight Board's requirements for independent accountant communications with the Audit Committee concerning auditor independence, and the Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP its independence from the Company and management. The Audit Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining its independence.

        Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management's Report on Internal Control over Financial Reporting referred to above be filed with the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

By the Audit Committee:
Donovan A. Langford, III Robert H. Chapman, III W. Olin Nisbet

 PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of March 26, 2010, certain information regarding the beneficial ownership of our Common Stock by:

  •
  each of our directors;

  •
  each of our executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our Common Stock.

        On March 26, 2010, there were 62,181,397 shares of Common Stock outstanding and approximately 130 record holders, and we believe there were approximately 2,725 beneficial holders, of Common Stock.

	Shares Beneficially Owned
Name(1)	Number(2)	Percent
Directors and Executive Officers:
Robert H. Chapman, III	76,437	*
Tony S. Colletti	15,000	*
Kenneth E. Compton(3)	1,320,104	2.10%
Gardner G. Courson	4,601	*
Anthony T. Grant	4,601	*
Thomas E. Hannah	35,000	*
Donovan A. Langford, III(4)	116,360	*
W. Olin Nisbet(5)	57,000	*
J. Patrick O'Shaughnessy	577,160	*
William M. Webster IV(6)	174,500	*
All Directors and executive officers as a group (ten persons)	2,380,763	3.78%
5% or More Stockholders:
George D. Johnson, Jr.(7)	6,658,579	10.71%
Dean L. Buntrock	3,845,810	6.18%
NFJ Investment Group LLC(8)	3,825,400	6.15%
LSV Asset Management(9)	3,320,400	5.34%

*
Represents less than 1% of our outstanding Common Stock

(1)
The address of each of our directors and named executive officers is c/o Advance America, Cash Advance Centers, Inc., 135 North Church Street, Spartanburg, South Carolina 29306. The principal address of George D. Johnson, Jr., is 340 E. Main Street, Suite 500, Spartanburg, South Carolina 29302. The principal address of Dean L. Buntrock is Suite 2242, Oakbrook Terrace Tower, One Tower Lane, Oakbrook Terrace, Illinois 60181. The principal address of NFJ Investment Group LLC is 2100 Ross Avenue, Suite 700, Dallas, TX 75201. The principal address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

(2)
Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated, or if that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares the power to vote or dispose of, or to direct the voting or disposition of that security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes. Accordingly, if the person indicated disclaims the beneficial ownership of shares beneficially owned by a relative, those shares are excluded from this table. The numbers and percentages of shares owned by our directors, our executive officers, and by all directors and executive officers as a group assume in each case that currently outstanding stock options covering shares of Common Stock that were exercisable within 60 days of March 26, 2010 had been exercised by that person or group as follows: (i) Mr. Compton—621,667, (ii) Mr. O'Shaughnessy—178,333, and (iii) all directors and executive officers as a group—800,000.

(3)
The shares shown as beneficially owned by Mr. Compton include 140,876 shares held in a cash management brokerage account that permits margin loans.

(4)
The shares shown as beneficially owned by Mr. Langford include 109,421 shares held in a cash management brokerage account that permits margin loans, and exclude 100 shares held by Mr. Langford's son for which Mr. Langford disclaims beneficial ownership.

(5)
The shares shown as beneficially owned by Mr. Nisbet include 55,000 shares held by a limited liability company controlled in part by Mr. Nisbet. Mr. Nisbet claims ownership in these 55,000 shares only to the extent of his proportionate ownership of the limited liability company.

(6)
The shares shown as beneficially owned by Mr. Webster are held by the William M. Webster IV Revocable Trust UAD 3/15/06, for which Mr. Webster is the grantor and beneficiary and serves as trustee.

(7)
The shares shown as beneficially owned by Mr. Johnson include 5,972,362 shares held by the George D. Johnson, Jr. Revocable Trust dated July 17, 2001, for which Mr. Johnson is the grantor and beneficiary and serves as trustee, and 686,217 shares held by Wyoming Associates, Inc., a company controlled by Mr. Johnson; and exclude 559,135 shares held by the Pfifer/Johnson Foundation. Mr. Johnson is one of the trustees of the Pfifer/Johnson Foundation and specifically disclaims beneficial ownership of the shares held by it.

(8)
As reported on Schedule 13G filed on February 12, 2010.

(9)
As reported on Schedule 13G filed on February 17, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and any other person who owns more than 10% of our Common Stock, to file reports of ownership with the Securities and Exchange Commission. We file Section 16(a) reports on behalf of our executive officers and directors. Based solely on our review of copies of the forms filed with the Securities and Exchange Commission, we believe that all filing requirements were timely complied with during 2009 except for the following: (i) one report was filed late on behalf of Mr. Compton with respect to purchases of a total of approximately 8,000 shares of common stock purchased through a dividend reinvestment program administered by Mr. Compton's personal broker in thirteen separate transactions on December 9, 2005, March 10, 2006, June 9, 2006, September 8, 2006, December 8, 2006, March 9, 2007, June 8, 2007, September 7, 2007, December 7, 2007, March 7, 2008, June 6, 2008, September 5, 2008, and December 5, 2008; (ii) one report was filed late on behalf of Mr. O'Shaughnessy related to the purchase of 5,000 shares of common stock, which was filed two business days late; and (iii) one report was filed late on behalf of Mr. Chapman which related to 4,204 shares acquired pursuant to our program permitting directors to receive stock in lieu of cash director fees and was filed five business days late.

Equity Compensation Plans

        The following table summarizes information about our equity compensation plans as of December 31, 2009. All outstanding awards relate to our Common Stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining future issuance under equity compensation plans(1)
Equity compensation plans approved by stockholders	1,374,500	$7.69	2,078,827
Equity compensation plans not approved by stockholders(2)	700,000	$12.11	—
Total	2,074,500	$9.18	2,078,827

(1)
Our 2004 Omnibus Stock Plan authorizes the issuance of options, stock appreciation rights, restricted stock, phantom stock, stock bonuses, and other awards valued in whole or in part by reference to, or otherwise based on, our Common Stock.

(2)
In October 2005, Kenneth E. Compton was granted 250,000 shares of restricted Common Stock and nonqualified stock options to purchase 700,000 shares of Common Stock in connection with his agreement to become our President and Chief Executive Officer.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction/Corporate Governance

        This Compensation Discussion and Analysis (the "CD&A") addresses the following topics:

  •
  our executive compensation process;

  •
  our compensation philosophy, objectives, and policies regarding executive compensation;

  •
  the components of our executive compensation program; and

  •
  the decisions made by the Compensation Committee with respect to executive officer compensation for our 2009 fiscal year.

        In this CD&A, the terms, "we," "our," and "us" refer to Advance America, Cash Advance Centers, Inc. and its subsidiaries, and "the Committee" refers to the Compensation Committee of the Board of Directors.

  Duties and Responsibilities of the Compensation Committee

        The purpose of the Committee is to oversee our compensation and employee benefit plans and practices, including our executive compensation plans, cash-based incentive compensation, and equity-based plans. The Committee is also responsible for producing a report on executive compensation to the extent required by the SEC to be included in our proxy statement under the heading "Report of the Compensation Committee." Please see page 25 of this proxy statement for this report. Pursuant to the Compensation Committee Charter, the Compensation Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. To date, the Committee has not formed any such subcommittees.

Our Executive Officer Compensation Process

        With the assistance of outside advisors, the Committee regularly performs comprehensive reviews of the executive compensation practices of a selection of other companies within related industries. The Committee also relies on broad, market-based surveys that are commercially available and developed by independent professional organizations. The Committee reviews and analyzes the results of these comprehensive reviews and surveys to determine the competitiveness of our executive officer compensation and to support the objective of continuing to attract, motivate, and retain highly qualified individuals. The Committee also examines other external factors, such as additional comparables, general market data, and the overall economy, and considers internal factors, including individual executive performance and the Company's overall financial performance to set and approve executive officer compensation.

  Compensation Advisor Engaged by the Committee

        In June 2006, the Committee engaged the firm of Ernst & Young LLP ("E&Y") to perform compensation advisory services for the Committee. Prior to this time, the Committee had not engaged a compensation advisor. E&Y continued to perform compensation advisory services through July 2008, when the Committee terminated its engagement with E&Y due to the separation from E&Y of the primary compensation consultant assigned to our engagement. In August 2008, the Committee engaged Hay Group, Inc. ("Hay Group") to perform compensation advisory services for the Committee, and Hay Group provided those services through April 2009 at which time the Committee terminated its engagement with Hay Group due to the separation from Hay Group of the primary compensation consultant assigned to our engagement. In June 2009, as the result of a competitive search process, the Committee engaged Towers, Perrin, Forster & Crosby, Inc., a predecessor to Towers Watson & Co. ("Towers"). The Committee selected Towers because of its qualifications, expertise, size, and international presence. Towers continues to perform compensation advisory services for the Committee.

  Review of Executive Compensation Practices of Other Companies

        At the request of the Committee, E&Y prepared in 2007 a list of companies that were comparable to us in size (market capitalization and revenue) and SIC classification code (the "Peer Group"). E&Y also prepared a list of companies located primarily in the southeastern United States that were selected in order to compare the Company's compensation to other companies located in the same region of the country (the "Regional Group"). The Committee was actively involved in the consideration and selection of the companies comprising the Peer Group and the Regional Group.

        The companies in the Peer Group, and their revenues and market capitalization at that time as reported by E&Y, were as follows:

Company Name and Headquarters Location	Revenues (millions)	Market Capitalization (millions)
Cash America International, Inc. (Ft. Worth, TX)	$693.2	$979.1
Dollar Financial Corp. (Berwyn, PA)	$328.5	$594.6
EZCORP, Inc. (Austin, TX)	$315.9	$471.5
First Cash Financial Services, Inc. (Arlington, TX)	$269.7	$692.6
QC Holdings, Inc. (Overland Park, KS)	$172.3	$270.6
CompuCredit Corporation (Atlanta, GA)	$1,335.8	$1,133.1
Credit Acceptance Corporation (Southfield, MI)	$219.3	$782.4
Nelnet, Inc. (Lincoln, NE)	$1,549.9	$991.4
Advanta, Corp. (Spring House, PA)	$507.7	$1,173.8
Sterling Financial Corporation (Spokane, WA)	$550.9	$1,292.9
The First Marblehead Corporation (Boston, MA)	$563.6	$3,231.2

        The median market capitalization for the Peer Group was approximately $1,233 million and the median revenues were approximately $529 million. This compared to our market capitalization, as of March 30, 2007, of approximately $1,224 million and 2006 revenues of approximately $630 million, and as of March 26, 2010, of approximately $374 million and 2009 revenues of approximately $648 million.

        The following companies were included in the Regional Group:

  •
  Rollins, Inc.;

  •
  The Geo Group, Inc.;

  •
  RPC, Inc.;

  •
  Astec Industries, Inc.;

  •
  Amedisys, Inc.;

  •
  H&E Equipment Services, Inc.;

  •
  Premiere Global Services, Inc.;

  •
  AmSurg Corp.;

  •
  Sykes Enterprises, Incorporated;

  •
  Pike Electric Corporation; and

  •
  KEMET Corporation.

        E&Y reviewed the competitiveness of the compensation for our executive officers compared to the compensation paid to executives at the companies in the Peer Group and in the Regional Group. The review included an evaluation of base salary, total cash compensation, and total direct compensation of our executive officers compared to the named executive officers at each of the Peer Group and Regional Group companies. For purposes of this review, total cash compensation was defined as base salary plus annual incentives paid, and total direct compensation was defined as total cash compensation plus long-term incentives.

        E&Y presented the data for the Peer Group using the following mechanics and assumptions:

  •
  base salary data represented the most recently reported figures;

  •
  annual and long-term incentive data represent three-year average levels in order to smooth any annual anomalies in these variable pay programs; and

  •
  stock option grants were valued using the Black-Scholes option pricing methodology.

        E&Y also used published survey data to further review the competitiveness of our executive officers' compensation as compared to chief executive officers ("CEOs") and chief financial officers ("CFOs") in the 50th and 75th percentiles at companies with similar revenues in all industries according to U.S. national data. The review included an evaluation of base salary, bonus compensation, annual equity grants, total cash compensation, and total direct compensation of our executive officers compared to the compiled data. In October 2007, E&Y prepared a report for the Committee regarding the compensation comparisons. In general, this report identified that total direct compensation for our CEO and CFO was positioned near the 50th percentile of both the Peer Group companies and the Regional Group companies. In October 2007, E&Y also provided a report on market practices with respect to long-term incentive grants and made a recommendation to the Committee with respect to developing a plan to grant long-term incentive awards.

        In 2008 and 2009, Hay Group provided the Committee with general market information and advice, but Hay Group did not conduct any additional studies and surveys for the Committee. The Committee's compensation decisions for 2008 and 2009, other than the individual performance component of the 2009 bonus awards, were based on the Peer Group and Regional Group surveys prepared by E&Y, the advice and recommendations of Hay Group with respect to compensation practices and amounts generally, and the Committee's own assessment of additional internal and external factors.

        In 2009, Towers prepared for the Committee a comprehensive analysis of the compensation of our executive officers as compared to an amalgamation of data from broad, market-based surveys previously conducted by Towers Perrin, Mercer, and Watson Wyatt of companies in the General Industry, Retail, and Financial Services industry segments (the "Market Survey Analysis"). The Market Survey Analysis included a regression analysis to adjust the data based on the differences in company revenue. The Market Survey Analysis provided market data at the 25th, 50th, and 75th percentiles for base salary, short-term incentive, and long-term incentive amounts for both chief executive officers and chief financial officers. In addition, a listing of 11 potential peer companies was also prepared for the Committee, but an analysis by Towers demonstrated that few of those companies were directly comparable. As a result, the Committee decided to rely primarily on the information from the Market Survey Analysis because it believed that information reflected a more accurate assessment of the overall market and because it believed that broad market information was more applicable to the Company's experience in recruiting and retaining executive talent.

  Role of Executives in Establishing Compensation

        Our CEO plays a role in the assessment and recommendation of compensation award decisions for his direct reports, including the assessment and recommendation of compensation for our CFO. He provides information to the Committee regarding compensation matters and, in such instances, helps set the agenda for compensation discussions. He does not play a role in recommendations regarding his own compensation. Our CFO does not play a role in assessments or recommendations regarding compensation awards other than for his direct reports.

  Compensation Committee Activity

        The Committee meets as often as it determines necessary to carry out its duties and responsibilities through regularly scheduled meetings and, if necessary, special meetings. The Committee also has the authority to take certain actions by written consent of all members. The regular meetings are established in consultation with management. The Committee members review and approve the minutes of each meeting. Any special meetings of the Committee are initiated by the Chairman of the Committee. Generally, the agenda for each meeting includes regular administrative items to be considered by the Committee and any specific topics the Chairman may want to discuss. The Committee works with our CEO and others, such as our Vice President of Human Resources, to assist in setting the agenda. Members of management provide information to the Committee that management believes will be helpful to the Committee in discussing agenda topics. Management also provides to the Committee materials that are specifically requested.

        Our CEO is typically invited to attend general sessions of the Committee, and, depending upon the topic to be discussed, may be invited to attend executive sessions of the Committee. The Committee believes that his insight into our compensation matters is an important factor when discussing and deciding upon compensation matters. Our CEO is not present during Committee discussions concerning his own compensation. Other members of Company management and representatives from the Committee's compensation advisor attend meetings and executive sessions upon invitation by the Committee when advice and discussion regarding compensation decisions are before the Committee. In 2009, Towers provided advice on benchmarking and peer group studies for its respective advisory services, as described above.

        The Committee met six times in 2009 and three times in 2010 prior to the filing of this proxy statement.

Compensation Philosophy, Objectives, and Policies

  Our Compensation Philosophy

        The Committee monitors, and reviews at least annually, our compensation philosophy. At the core of our compensation philosophy, our programs are designed to attract, motivate, reward, and retain management talent in order to achieve increased stockholder value within a highly competitive industry. Our compensation philosophy is also focused on aligning the financial interests of management with our stockholders. The Committee, with input from its compensation consultants, our CEO, and our Vice President of Human Resources, continually evaluates the compensation planning process, the performance of our executive officers as our business and general industry circumstances evolve during the year, and the applicability of our compensation philosophy to us and our industry as a whole. The use of survey data is an important element that the Committee considers when reviewing the types and level of compensation paid to our executive officers. We use survey data because of the competitive nature of our industry and the guidance it provides us in attracting, motivating, and retaining highly qualified individuals. The Committee believes that the size of the business and scope of the executive officer's responsibility are among the most critical comparative factors for attracting and retaining executive officers.

  Objectives of Compensation Programs

        Overview.    Our compensation programs are designed to encourage the achievement of annual and longer-term goals by providing appropriate incentives to our named executive officers. Annual goals for 2009 included achieving budget projections, increasing stockholder value, maintaining compliance objectives, adhering to our Code of Business Conduct and Ethics, maintaining and upholding our commitment to responsible industry practices and customer satisfaction, and reaching earnings per share goals. Longer-term goals include maintaining our position as the leader in the payday cash advance services industry, increasing stockholder value, working to achieve responsible legislation for the regulation of the industry, and reviewing and implementing, if appropriate, other products and services to enhance our core business.

        Base Salary.    We do not believe that it is appropriate to establish compensation levels based exclusively on survey data. However, we believe that information regarding pay practices for executive officers of the companies that make up the published survey data is useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace both within our industry and across the broader market for qualified executives. Second, marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation.

        When determining the executive officer's base salary, the Committee considers several factors including the base salary, total cash compensation (base plus cash bonus), and total direct compensation (including long-term incentives) of executive officers of similarly sized, comparable companies in the peer groups identified above, the contribution of the executive officer to our development and growth, the assessment of the responsibilities and position of the executive officer within the Company, individual performance, and our overall performance. Performance reviews of our executive officers are typically conducted annually to determine if there should be any adjustment to their base salaries. Our CEO conducts a performance review of our CFO. The Committee reviews and evaluates the performance of our CEO and determines and approves his compensation level based on this evaluation.

        Stock Options and Stock Awards.    We use stock options and service-based restricted stock awards to:

  •
  attract and retain qualified and highly talented named executive officers,

  •
  supplement as a performance-based reward the level of cash compensation,

  •
  tie the executive officers' success to our success and ultimately to the value created for our stockholders, and

  •
  provide longer-term incentives over and above base salary or bonus that maintain market competitiveness.

        The Committee has reviewed Peer Group, Regional Group, Market Survey Analysis, and individual executive performance in determining stock options and stock awards for our executive officers.

        Cash Bonuses.    In 2009, the Committee approved a bonus structure for our CEO and CFO (the "Bonus Program"). The Bonus Program rewards the CEO and CFO for achieving annual company financial performance objectives (the "Performance Objectives"), including earnings and operating performance (e.g., effectiveness of monitoring state legislative initiatives affecting the industry, introduction of new products to the marketplace, realized cost savings in day-to-day operations, effective hiring of employees in strategic positions, successful marketing campaigns). The Committee believes that this structure provides our executive officers with incentives to grow and develop our success, as measured by earnings per share, compliance successes, and adherence to our Code of Business Conduct and Ethics.

        The amount of each bonus is a target percentage of base salary with a maximum bonus equal to 120% of the CEO's base salary and a maximum bonus equal to 100% of the CFO's base salary. One-half of the bonus is based upon our overall performance as measured by fully diluted earnings per share ("EPS Component") for the year and one-half is based upon individual performance, measured by operating performance as discussed in the preceding paragraph ("Individual Performance Component"). The 2009 fully diluted earnings per share targets and the related EPS Component bonus percentages were:

EPS Target ($)	Bonus Percent(1)
0.73	20%
0.74	25%
0.75	30%
0.76	35%
0.77	40%
0.78	45%
0.79	50%
0.80	55%
0.81	60%
0.82	65%
0.83	70%
0.84	75%
0.85	80%
0.86	85%
0.87	90%
0.88	95%
0.89	100%

(1)
Percent of EPS Component that could be earned.

        If fully diluted earnings per share are less than $0.73 per share, no EPS Component bonus is earned. If fully diluted earnings per share are more than $0.89 per share, the EPS Component bonus percent is 100%. As an example, the minimum and maximum bonus that our CEO could have earned for the EPS Component would have been $0 and $435,000, respectively, determined as follows:

	Salary(1)		Maximum		Bonus Component		Bonus Percent		Bonus Earned
Minimum	$725,000	×	120%	×	50%	×	0%	=	$0
Maximum	$725,000	×	120%	×	50%	×	100%	=	$435,000

(1)
Based upon the annual salary at the date the bonus is awarded.

        The Committee also analyzed data from the Peer Group, Regional Group, and Market Survey Analysis in determining bonus structure for our CEO and CFO.

        Our Compensation Policies.    We seek to maximize deductibility for tax purposes of all elements of compensation. For example, we issue nonqualified stock options that result in a tax deduction to us upon exercise. Section 162(m) of the Internal Revenue Code ("Code") generally disallows a tax deduction to public companies for non-qualifying compensation in excess of $1 million paid to any of our executive officers in any fiscal year. We and the Committee are cognizant of the constraints of 162(m) and other tax provisions of the Code applicable to compensation plans. We may revise compensation plans from time to time to maximize deductibility; however, the Committee also may approve compensation that does not qualify for deductibility when it deems it to be in the best interest of the Company.

Elements of Our Compensation Program

        When analyzing elements of compensation paid to our executive officers, the Committee reviews the amounts that are paid pursuant to each element. This analysis takes into account each executive's total compensation including base salary, bonus, equity awards, and any perquisites. The Committee also compares the compensation of our executives to executive officers of companies in the Peer Group, Regional Group, and Market Survey Analysis, as described above, and determines whether our executive officers have met the Committee's criteria for bonus payments.

  Base Salary

        Base salary for our executive officers is based upon experience, overall qualifications, and information about compensation offered to executive officers of similar qualifications and experience at similar companies gleaned from the Peer Group, Regional Group, and Market Survey Analysis.

  Bonus

        For our CEO, the potential bonus payment is a target percentage of base salary with a maximum bonus equal to 120% of his base salary on the date the bonus is awarded. One-half of the bonus is based upon the EPS Component and one-half is based upon the Individual Performance Component. For 2009 the Committee considered market data and performance (e.g., effectiveness of monitoring state legislative initiatives affecting the industry, introduction of new products to the marketplace, realized cost savings in day to day operations, effective hiring of employees in strategic positions, and successful marketing campaigns). Our CFO's bonus payment is a target percentage of base salary with a maximum bonus equal to 100% of his base salary on the date the bonus is awarded. Our CFO's bonus is based upon the same fractional parameters as our CEO's bonus calculation and upon our CFO's individual performance factors. For 2009, the Individual Performance Component factors included effectiveness in the oversight of financial matters, including accurate and timely financial reporting that is compliant with applicable laws and regulations, realized cost savings, involvement in investor relations initiatives, and oversight and advice to our CEO on strategic financial initiatives. The EPS Component and Individual Performance Component are determined independently of one another. For both our CEO and CFO, the bonus percent achieved is applied to the annual salary in effect at the date the bonus is awarded.

  Long-Term Incentives

        The amount of any longer-term incentives awarded to our executive officers is based upon market data concerning similar compensation offered to executive officers of similar qualifications and experience. This market data, reflected in the Peer Group, Regional Group, and Market Survey Analysis, includes long-term incentive award comparisons between our executive officers and the named executive officers at the companies comprising those groups. The amount awarded also may be based upon our performance. In July 2007, the Committee requested that E&Y review and analyze market practices with regard to long-term incentives. The purpose of the review and analysis was to form a recommendation to aid the Committee in the development of a strategy for long-term incentives for executive officers. E&Y recommended to the Committee that we develop a plan for granting annual long-term incentives, including a mix of restricted stock and stock options, which are consistent with peer market data. The Committee has not yet adopted a formal plan for granting annual long-term incentives; however, based on E&Y's, Hay Group's, and Towers' recommendations, the Committee has granted long-term incentives to our CEO and CFO.

  Other Compensation

        In 2006, the Committee adopted a policy approving our CEO's personal use of up to 25 flight hours per year in aircraft owned or leased by us. In 2009, our CEO used 11.2 flight hours for personal matters in aircraft owned or leased by us. The imputed income of the 11.2 flight hours used by our CEO is approximately $21,499. In 2009, we did not reimburse our CEO for any income taxes paid by the CEO, including the income taxes thereon, for his personal use of the aircraft in 2008 or 2009. In 2009, our CFO had no personal use of aircraft owned or leased by us. In 2009, we offered life insurance to key management employees. We paid premiums on behalf of our CEO and CFO of $11,541 and $1,632, respectively.

        Neither our CEO nor our CFO received any other perquisites or personal benefits in 2009.

  Elements of Post-Employment Compensation

        Currently, we do not have an employment agreement with our CEO or CFO. Furthermore, we do not currently have severance plans or policies applicable to our executive officers. In August 2005, we granted to our CEO an option to purchase 250,000 shares of our Common Stock at a price of $13.83 per share, which option vests ratably over the next five anniversaries of the grant date. In October 2005, we granted our CEO an option to purchase 700,000 shares of our Common Stock, at a price of $12.11 per share, and 250,000 shares of restricted Common Stock, which option and restricted stock vest ratably over the next eight anniversaries of the grant date. Each of the 2005 stock option and restricted stock grants for Mr. Compton were made in connection with Mr. Compton's commencement of employment as our CEO and provide that in the event he is employed by us or one of our subsidiaries when we experience a change in control, all of those grants that are outstanding and unvested options will become fully vested and exercisable immediately upon consummation of that change in control. "Change in control" means a "change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation" as defined for purposes of section 409A of the Internal Revenue Code.

  Stock Ownership/Retention Guidelines

        Currently, we do not maintain stock ownership guidelines or have a stock retention policy applicable to our executive officers or directors. We review this topic periodically and may adopt such a policy in the future as circumstances warrant.

Compensation Decisions for Our 2009 Fiscal Year

        The Committee has concluded that each element of compensation and the total compensation paid to our executive officers for our 2009 fiscal year is reasonable, appropriate, and in the best interest of our stockholders. This conclusion is based upon the comparative benchmark data reviewed by the Committee with respect to the companies comprising the Peer Group, Regional Group, and Market Survey Analysis, the target earnings per share goal, and the individual performance of our executive officers based upon the individual performance factors as described in "Objectives of Compensation Programs" above. In February 2009, the Committee approved an increase in the 2009 base salary for our CEO and CFO. This increase was deferred until October 2009 at the request of our CEO in connection with a Company-wide deferral of salary increases. In December 2009, the Committee approved increases in 2010 base salary for our CEO and CFO, which became effective January 1, 2010.

  CEO

        In 2009, our CEO was paid a base salary of $658,269. His bonus for 2009, which was paid in 2010, was $848,250. Our CEO's total cash compensation for 2009 was $1,506,519. The 2009 bonus, which was paid in 2010, was $413,250 for the Earning Per Share Component of the Bonus Program and $435,000

for the Individual Performance Component of the Bonus Program, which was awarded at the discretion of the Committee. In determining the amount of the bonus, the Committee evaluated the individual performance of our CEO during 2009, including, along with the individual performance factors described in "Objectives of Compensation Programs" above, the strong leadership demonstrated in the face of a challenging legislative and economic environment.

        On February 19, 2009, we granted our CEO 125,000 restricted shares of our Common Stock, which vest ratably over a period of three years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares. On February 19, 2009, we granted our CEO options to purchase 125,000 of our Common Stock at a price of $1.14 per share which, in accordance with our 2004 Omnibus Stock Plan, was the average of the high and low trading prices on the previous trading day. The options vest ratably over a period of three years from the date of grant.

  CFO

        In 2009, our CFO was paid a base salary of $369,231. His bonus for 2009, which was paid in 2010, was $393,125. Our CFO's total cash compensation for 2009 was $762,356. The 2009 bonus, which was paid in 2010, was $201,875 for the Earnings Per Share component of the Bonus Program and $191,250 for the Individual Performance Component of the Bonus Program, which was awarded at the discretion of the Committee. In determining the amount of the bonus, the Committee evaluated the individual performance of our CFO during 2009, including, along with the individual performance factors described in "Objectives of Compensation Programs" above, the maintenance of our revenue stream and control of costs for 2009 in light of a challenging legislative and economic environment.

        On February 19, 2009, we granted our CFO 90,000 restricted shares of our Common Stock, which vest ratably over a period of three years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares. On February 19, 2009, we granted to our CFO options to purchase 90,000 shares of our Common Stock at a price of $1.14 per share which, in accordance with our 2004 Omnibus Stock Plan, was the average of the high and low trading prices on the previous trading day. The options vest ratably over a period of three years from the date of grant.

COMPENSATION COMMITTEE REPORT

        In accordance with the rules promulgated by the SEC, the information included under the caption "Compensation Committee Report" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Report of the Compensation Committee

        The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 16 and ends on page 25 of this Proxy Statement and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      By the Compensation Committee:
                      Robert H. Chapman, III
                      Thomas E. Hannah
                      W. Olin Nisbet

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following summary compensation table sets forth information regarding the compensation we paid to our Chief Executive Officer and Chief Financial Officer for all the services they rendered to us during 2009, 2008, and 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Kenneth E. Compton	2009	658,269	435,000	138,750	15,213	413,250	—	33,039	1,693,521
Chief Executive Officer and	2008	619,712	400,000	242,200	203,250	—	—	46,645	1,511,807
President	2007	595,192	400,000	—	—	—	—	18,952	1,014,144
J. Patrick O'Shaughnessy	2009	369,231	191,250	99,900	10,953	201,875	—	1,632	874,841
Executive Vice President and	2008	339,423	175,000	121,100	101,625	—	—	115,605	852,753
Chief Financial Officer	2007	98,077	50,000	—	864,000	—	—	14,406	1,026,483

(1)
Base salary for our executive officers is based upon experience, overall qualifications, and information about compensation offered to executive officers of similar qualifications and experience at similar companies gleaned from the Peer Group, the Regional Group, and the Market Survey Analysis.

(2)
For Mr. Compton, the potential bonus payment is a target percentage of base salary with a maximum bonus equal to 120% of his base salary on the date the bonus is awarded. One-half of the bonus is based upon our overall performance as measured by fully diluted earnings per share for the year, and is reflected in the Non-Equity Incentive Plan Compensation column, and one-half is based upon individual performance as measured by factors that the Compensation Committee deems appropriate, and is reflected in the Bonus column. For 2009, the Compensation Committee considered market data and individual performance (e.g., effectiveness of monitoring state legislative initiatives affecting the industry, introduction of new products to the marketplace, realized cost savings in day to day operations, effective hiring of employees in strategic positions, and successful marketing campaigns).

  For Mr. O'Shaughnessy, the potential bonus payment is a target percentage of base salary with a maximum bonus equal to 100% of his base salary on the date the bonus is awarded. One-half of Mr. O'Shaughnessy's bonus is based upon our overall performance as measured by fully diluted earnings per share for the year, and is reflected in the Non-Equity Incentive Plan Compensation column, and one-half is based upon Mr. O'Shaughnessy's individual performance factors, and is reflected in the Bonus column. For 2009 these individual performance factors included effectiveness in the oversight of financial matters, including accurate and timely financial reporting that is compliant with applicable laws and regulations, realized cost savings, involvement in investor relations initiatives, and oversight and advice to our CEO on strategic financial initiatives.

(3)
The amounts in this column reflect the grant date fair value determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(4)
The amounts in this column reflect the grant date fair value determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(5)
In 2006, the Compensation Committee adopted a policy approving Mr. Compton's personal use of up to 25 flight hours per year in aircraft owned or leased by us. Beginning in 2009, the Compensation Committee discontinued providing gross-up for taxation attributed to personal use of aircraft. In 2009, Mr. Compton used 11.2 flight hours for personal matters in aircraft owned or leased by us, with imputed income of approximately $21,499. In 2008, Mr. Compton used 12.1 flight hours for personal matters in aircraft owned or leased by us, with imputed income of $22,875. In 2007, Mr. Compton used 15.2 flight hours for personal matters in aircraft owned or leased by us, with imputed income of $18,952. Mr. Compton also is allowed to have his family members accompany him on corporate aircraft when he is traveling for Company business. We have determined that there was no aggregate incremental cost associated with including members of Mr. Compton's family on business trips in 2009, 2008, and 2007. In 2009, we did not reimburse Mr. Compton for any income taxes paid for his personal use of the aircraft in 2008 or 2009, reflecting a policy against providing any form of tax "gross-ups" on executive compensation; however, in 2008, we reimbursed Mr. Compton $18,688 related to income taxes paid, including the income taxes thereon, for his personal use of the aircraft in 2007. We paid life insurance premiums on Mr. Compton's behalf of $11,541 in 2009 and $5,082 in 2008.

  In 2009, 2008, and 2007, Mr. O'Shaughnessy had no personal use of aircraft owned or leased by us; however, in 2008, family members accompanied Mr. O'Shaughnessy on some of his travels for Company business. We have determined that there was no aggregate incremental cost associated with including members of Mr. O'Shaughnessy's family on business trips in 2008. The imputed income assessed to Mr. O'Shaughnessy related to his family members accompanying him was approximately $4,635 in 2008. In 2008 and 2007, the Company reimbursed or paid on behalf of Mr. O'Shaughnessy relocation expenses of $110,263 and $14,406, respectively, in connection with his relocation to Spartanburg, South Carolina. We paid life insurance premiums on Mr. O'Shaughnessy's behalf of $1,632 in 2009 and $707 in 2008.

  Neither Mr. Compton nor Mr. O'Shaughnessy received any other perquisites or personal benefits in 2009, 2008, and 2007.

        Based on the fair value of equity awards granted to Mr. Compton and Mr. O'Shaughnessy and the base salary paid to each of them, "Salary" accounted for approximately 39% and 42%, respectively, "Bonus" accounted for approximately 50% and 45%, respectively, and equity compensation accounted for approximately 9% and 13%, respectively, of the total compensation earned by Mr. Compton and Mr. O'Shaughnessy in 2009.

GRANTS OF PLAN-BASED AWARDS FOR 2009

        The following table sets forth information about equity awards granted to our named executive officers during 2009.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth E. Compton(1)	2/19/09	—	—	—	—	—	—	125,000	125,000	1.14	153,963
J. Patrick O'Shaughnessy(1)	2/19/09	—	—	—	—	—	—	90,000	90,000	1.14	110,853

(1)
On February 19, 2009, we granted Mr. Compton and Mr. O'Shaughnessy 125,000 and 90,000, respectively, restricted shares of our Common Stock, which vest ratably over a period of three years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares. On February 19, 2009, we granted to Mr. Compton and Mr. O'Shaughnessy options to purchase 125,000 and 90,000 shares, respectively, of our Common Stock with an exercise price of $1.14 per share. The options vest ratably over a period of three years from the date of grant. The grant date fair value of Stock and Option awards is calculated in accordance with FASB ASC Topic 718.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2009

        The following table sets forth information about outstanding stock options and restricted stock held by our named executive officers as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Kenneth E. Compton(2)	200,000	50,000	—	13.83	8/26/15
Kenneth E. Compton(3)	350,000	350,000	—	12.11	10/27/15
Kenneth E. Compton(4)	15,000	60,000	—	8.54	2/13/18
Kenneth E. Compton(5)	—	125,000	—	1.14	2/19/19
Kenneth E. Compton(6)						272,400	1,514,544	—	—
J. Patrick O'Shaughnessy(7)	133,333	66,667	—	13.15	8/21/17
J. Patrick O'Shaughnessy(8)	7,500	30,000	—	8.54	2/13/18
J. Patrick O'Shaughnessy(9)	—	90,000	—	1.14	2/19/19
J. Patrick O'Shaughnessy(10)						101,200	562,672	—	—

(1)
Based on the closing market price of our Common Stock on December 31, 2009, the last day of our 2009 fiscal year, of $5.56 per share.

(2)
On August 26, 2005, we granted to Mr. Compton an option to purchase 250,000 shares of our Common Stock at a price of $13.83 per share. The option vests ratably over a period of five years from the date of grant.

(3)
On October 27, 2005, we granted to Mr. Compton an option to purchase 700,000 shares of our Common Stock at a price of $12.11 per share. The option vests ratably over a period of eight years from the date of grant.

(4)
On February 13, 2008, we granted to Mr. Compton an option to purchase 75,000 shares of our Common Stock at a price of $8.54 per share. The option vests ratably over a period of five years from the date of grant.

(5)
On February 19, 2009, we granted to Mr. Compton an option to purchase 125,000 shares of our Common Stock at a price of $1.14 per share. The option vests ratably over a period of three years from the date of grant.

(6)
On October 27, 2005, February 13, 2008, and February 19, 2009, we granted to Mr. Compton 250,000, 28,000, and 125,000, respectively, restricted shares of our Common Stock. The 250,000 shares of restricted stock vest ratably over a period of eight years from the date of grant. The 28,000 shares of restricted stock vest ratably over a period of five years from the date of grant. The 125,000 shares of restricted stock vest ratably over a period of three years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares.

(7)
On August 21, 2007, we granted Mr. O'Shaughnessy an option to purchase 200,000 of our Common Stock at a price of $13.15 per share. The option vests ratably over a period of three years from the date of grant.

(8)
On February 13, 2008, we granted to Mr. O'Shaughnessy an option to purchase 37,500 shares of our Common Stock at a price of $8.54 per share. The option vests ratably over a period of five years from the date of grant.

(9)
On February 19, 2009, we granted to Mr. O'Shaughnessy an option to purchase 90,000 shares of our Common Stock at a price of $1.14 per share. The option vests ratably over a period of three years from the date of grant.

(10)
On February 13, 2008, and February 19, 2009, we granted to Mr. O'Shaughnessy 14,000 and 90,000, respectively, restricted shares of our Common Stock. The 14,000 shares of restricted stock vest ratably over a period of five years from the date of grant. The 90,000 shares of restricted stock vest ratably over a period of three years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares.

 OPTION EXERCISES AND STOCK VESTED FOR 2009

        The following table sets forth information about the exercise of stock options and vesting of restricted stock held by our named executive officers during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth E. Compton	—	—	31,250	153,125	(1)
Kenneth E. Compton	—	—	5,600	6,496	(2)
J. Patrick O'Shaughnessy	—	—	2,800	3,248	(2)

(1)
Based on $4.90 per share, the closing price of our Common Stock on the vesting date of October 27, 2009.

(2)
Based on $1.16 per share, the closing price of our Common Stock on the vesting date of February 13, 2009.

DIRECTOR COMPENSATION FOR 2009

        Our non-employee directors are entitled to receive an annual fee of $70,000, which is paid in advance in quarterly installments at the beginning of each quarter, and an additional $1,000 for any meeting they attend of the Board of Directors or a committee of the Board of Directors, or other event we request, which is paid in arrears in the following quarter. Effective January 1, 2010, the Audit Committee chairperson is entitled to receive an additional annual fee of $10,000, the Compensation Committee chairperson is entitled to receive an additional annual fee of $7,500, and the Nominating and Corporate Governance Committee chairperson is entitled to receive an additional annual fee of $4,000. We reimburse all of our directors for out-of-pocket expenses incurred to attend meetings of our Board of Directors and its committees and our other events.

        The following table summarizes the compensation we paid members of our Board of Directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
William M. Webster IV(2)	—	—	—	—	—	207,215		207,215
Stephen K. Benjamin	90,000	—	—	—	—	—		90,000
Robert H. Chapman, III	92,000	—	—	—	—	—		92,000
Tony S. Colletti(3)	61,500	16,650	—	—	—	274,000	(4)	352,150
Thomas E. Hannah	86,000	—	—	—	—	—		86,000
Donovan A. Langford, III(5)	104,000	30,000	—	—	—	—		134,000
W. Olin Nisbet	106,000	—	—	—	—	—		106,000

(1)
Represents fees earned in 2009. The annual fees earned are paid in advance at the beginning of each quarter. The meeting fees for each quarter are paid in arrears after the end of the quarter.

(2)
Mr. Webster did not receive director compensation for his service on our Board of Directors. Mr. Webster was paid a salary of $200,000 primarily for the role he serves advising on corporate strategy and assisting our governmental affairs department in the legislative arena at both the state and federal level. Mr. Webster also had imputed income of $5,778 for his family members accompanying him on corporate aircraft when he traveled for Company business and $37 for life insurance premiums we paid on Mr. Webster's behalf. In addition, in 2009 we paid rent of $350 per month for four months for office space used by Mr. Webster at an office building owned by Mr. Johnson, the former Chairman of our Board of Directors.

(3)
The grant date fair value for the shares granted to Mr. Colletti is $16,650, calculated in accordance with FASB ASC Topic 718

(4)
Mr. Colletti was paid consulting fees pursuant to a one-year arrangement we entered into in January 2009 for his support of and assistance with governmental relations initiatives on our behalf in Illinois and at the federal level.

(5)
The grant date fair value for the shares granted to Mr. Langford is $30,000, calculated in accordance with FASB ASC Topic 718.

 CERTAIN TRANSACTIONS

Transactions With Related Persons

        We pay rent for office space to a company controlled by or affiliated with Mr. George D. Johnson, Jr., the former Chairman of our Board of Directors and a beneficial owner of more than 5% of our outstanding stock, members of his immediate family and/or individuals employed by companies controlled or affiliated with Mr. Johnson. Total lease payments and related expenses for this lease were approximately $1,400 in 2009. The interest of Mr. Johnson (including members of his immediate family and/or individuals employed by companies controlled or affiliated with Mr. Johnson) in these lease payments was approximately $1,400 in 2009. We believe that the terms of this lease were comparable to those that could be obtained from unaffiliated parties.

        We lease airplane hangar space and purchase fuel from corporations owned by Mr. Johnson. The hangar lease payments totaled approximately $32,300 in 2009 and will amount to approximately $129,300 for the period from January 1, 2010 until the expiration of the lease (the "Hangar Lease Period"). The interest of Mr. Johnson in these lease payments was approximately $32,300 in 2009 and is expected to be approximately $129,300 for the Hangar Lease Period. In 2009, we also purchased jet fuel from these corporations at a cost of approximately $75,000. We believe that the cost of the jet fuel is comparable to the cost that could be obtained from unaffiliated parties. Further, in connection with the lease of the airplane hangar space, we reimbursed an entity owned by an individual who is employed by a company controlled by Mr. Johnson approximately $34,300 for salaries and related benefits of the airplane hangar employees during 2009.

        Mr. Johnson or entities he controls used our aircraft for private purposes in exchange for our use of an identical aircraft owned by an entity controlled by Mr. Johnson. In 2009, we reimbursed entities controlled by Mr. Johnson approximately $6,000 related to our use of those entities' aircraft. In addition, at December 31, 2008, approximately $11,900 was due from entities controlled by Mr. Johnson for the use of our aircraft, of which approximately $8,400 was paid to us in 2009. The remaining balance of approximately $3,500 is included in accounts receivable-other in our consolidated balance sheet at December 31, 2009.

        Mr. Johnson's brother is a partner of a law firm that provided us certain routine legal services. In 2009 we incurred costs and expenses of approximately $80,500 for those services.

        In 2009, we incurred costs and expenses of approximately $640,000 for the advancement of expenses incurred by certain of the Company's officers and directors in connection with their responses to requests for information and subpoenas as part of an investigation by the SEC into alleged insider trading by third parties in our Common Stock. We incurred these costs pursuant to indemnification agreements we have with certain officers and directors which require us to advance expenses, and may require us to indemnify those persons for damages, incurred by them in responding to the pending SEC investigation or defending against any related enforcement proceedings, including the "Wells Notice" issued by the SEC to Mr. Compton on July 22, 2009.

Review, Approval, or Ratification of Transactions with Related Persons

        Pursuant to our Audit Committee Charter and in accordance with our written related party transactions policy, our Audit Committee reviews proposed related party transactions and makes recommendations to the Board of Directors regarding approval or rejection of related party transactions. Our Board of Directors generally reviews and approves all related party transactions prior to us entering into the transaction.

 HOUSEHOLDING INFORMATION

        As permitted by the rules of the SEC, we may deliver only one annual report and proxy statement to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. We will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered stockholders wishing to receive a separate annual report or proxy statement in the future or registered stockholders sharing an address wishing to receive a single copy of the annual report or proxy statement in the future may contact our transfer agent:

    Wells Fargo Shareowner Services
    161 North Concord Exchange
    South St. Paul, MN 55025-1139
    Toll-free phone number 1-800-468-9716
    email may be sent via:
    https://www.wellsfargo.com/com/shareowner_services/contact

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 20, 2010

        The Notice, Proxy Statement, and 2009 Annual Report to stockholders are also available to be viewed and downloaded on the internet at http://investors.advanceamerica.net/sec.cfm.

 SOLICITATION OF PROXIES

        We will pay the expenses of the preparation of the proxy materials and the solicitation of proxies by our Board of Directors. Proxies may be solicited on our behalf in person or by telephone, e-mail, facsimile, or other electronic means by our directors, officers, or employees, who will not be separately compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees, or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them, and we have engaged The Altman Group to coordinate that solicitation for a fee of approximately $1,500 plus expenses. The entire cost of the solicitation by our Board of Directors will be borne by us.

SUBMITTING YOUR PROPOSALS FOR THE 2011 ANNUAL MEETING

        According to the rules of the Securities and Exchange Commission, if you want to submit a proposal for inclusion in the proxy material to be distributed by us in connection with our 2011 annual meeting of stockholders, you must do so no later than December 10, 2010. Your proposal should be submitted in writing to the Secretary of the Company at our principal executive offices. In addition, our bylaws require that in order for you properly to bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice delivered to or mailed to and received by the Secretary of the Company at our principal offices not less than 90 days nor more than 120 days prior to anniversary date of our immediately preceding annual meeting of stockholders. In the event that our annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date, your notice, in order to be timely, must be received by us no later than the close of business on the tenth (10th) day following the day on which we mailed our notice of our annual meeting of stockholders or gave other disclosure of the meeting date.

GENERAL

        It is important that your proxy be returned promptly. If you are unable to attend the meeting, you are urged, regardless of the number of shares you own, to mark, date, sign, and return without delay your proxy card in the enclosed addressed envelope, or to follow the instructions provided and vote your shares by phone or via the internet.

                      By Order of the Board of Directors

                      W. Thomas Newell
                       Secretary

Date Please detach here The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of directors: 01 William M.Webster IV 06 Anthony T. Grant Vote FOR 02 Robert H. Chapman, III 07 Thomas E. Hannah all nominees (except as marked) 03 Tony S. Colletti 08 Donovan A. Langford, III 04 Kenneth E. Compton 09 J. Patrick O’Shaughnessy Vote WITHHELD 05 Gardner G. Courson 10 W. Olin Nisbet from all nominees (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Proposal No. 2 – Ratify the Appointment of PricewaterhouseCoopers LLP For Against Abstain as our Independent Registered Public Accounting Firm THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. PLEASE VOTE, DATE, SIGN, AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE SO THAT IT IS RECEIVED BY 12:00 P.M. (EDT) ON MAY 18, 2010. Address Change? Mark box and indicate changes below: COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/aea Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 19, 2010. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 19, 2010. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Advance America, Cash Advance Centers, Inc. 135 North Church Street Spartanburg, South Carolina 29306 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 20, 2010. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing the proxy, you revoke all prior proxies and appoint William M.Webster IV and Kenneth E. Compton, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. ADVANCE AMERICA, CASH ADVANCE CENTERS, INC. ANNUAL MEETING OF STOCKHOLDERS Thursday, May 20, 2010 9:00 a.m. Advance America Corporate Headquarters 135 North Church Street Spartanburg, South Carolina 29306 See reverse for voting instructions.

QuickLinks

SHARES OUTSTANDING AND VOTING RIGHTS
PROPOSAL NO. 1—ELECTION OF OUR BOARD OF DIRECTORS
PROPOSAL NO. 2—APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL STOCKHOLDERS
EXECUTIVE AND DIRECTOR COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS FOR 2009
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2009
OPTION EXERCISES AND STOCK VESTED FOR 2009
CERTAIN TRANSACTIONS
HOUSEHOLDING INFORMATION
SOLICITATION OF PROXIES
SUBMITTING YOUR PROPOSALS FOR THE 2011 ANNUAL MEETING